EXHIBIT 2.3




                                  PORTAGY CORP.
                               c/o Harris Cramer LLP
                         1555 Palm Beach Lakes Boulevard
                                    Suite 310
                            West Palm Beach, FL 33401


                                  April 6, 2006



VIA EMAIL
Cell Power Technologies, Inc.
1428 36th Street, Suite 205
Brooklyn, New York 11218
Attention:  Mr. Jacob Herskovits, President

      Re:      Cell Power / Portagy
               Second Amendment to Merger Agreement
               First Amendment to Disclosure Schedule

Dear Mr. Herskovits:

         This letter agreement amends the Agreement and Plan of Merger among Cell Power Technologies, Inc., Portagy Acquisition Corp. and Portagy Corp. entered into on March 17, 2006 (the "Agreement") in the following respects:

         1. Exhibit A to the Agreement shall be amended and be replaced by Exhibit A annexed to this letter agreement.

         2. Schedules 3.03, 3.07 and 3.08 of the Disclosure Schedule annexed to the Agreement shall be amended and be replaced by the First Amendment to Disclosure Schedule annexed as Exhibit B to this letter agreement.

         3. Todd Ruhalter and Sean Mann have resigned as officers of Portagy Corp. and Ruhalter has also resigned as a director of Portagy Corp. Charles Wiesel has been elected Chief Executive Officer of Portagy Corp. and Michael O'Donnell has been appointed to the Board of Directors.

         4. Section 1.06 of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

         SECTION 1.06 Directors of Parent. Michael O'Donnell, James Davidson and Jacob Herskovits shall be the directors of Parent until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Provided, however,
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Cell Power Technologies, Inc.
April 6, 2006
Page 2

         Michael O'Donnell shall not become a director of the Parent until the Parent complies with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder.

         5. Section 2.01(c) of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

         (c) Conversion of Company Stock and Other Company Securities. Subject to Section 2.01(d), each share of Company Stock (other than shares of Company Stock to be canceled in accordance with Section 2.01(b) shall be converted into the right to receive from the Surviving Corporation shares of Parent Common Stock, each Company Warrant shall be converted into the right to receive from the Surviving Corporation that number of Parent Warrants, each Company Option shall be converted into the right to receive from the Surviving Corporation that number of Parent Options, all of which are reflected on Exhibit A. In addition, each outstanding convertible note of the Company shall automatically be cancelled and resissued as Parent convertible notes in the form annexed as Exhibit C. The Parent Common Stock, Parent Options, Parent Warrants and Parent convertible notes are collectively, the "Merger Consideration". As of the Effective Time, all shares of Company Stock, Company Warrants, Company Options and Company convertible notes shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock, Company Warrants or Company Options or of Company convertible notes shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
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Cell Power Technologies, Inc.
April 6, 2006
Page 3

         6. A new Article X shall be added to the Agreement as follows:



                                    ARTICLE X

                             Post-Closing Covenants

         SECTION 10.01 Registration Rights. Following consummation of the Merger, Parent shall use its best efforts to promptly file a registration statement with the Securities and Exchange Commission, covering the shares of Parent Common Stock issuable upon conversion of the Parent notes issued as part of the Merger Consideration and have it declared effective, which shall remain effective for a period of six months thereafter.

         7. In all respects, the Agreement, as amended, is ratified and confirmed.

         Please execute a copy of this letter agreement and return it to us.

                                                     Sincerely yours,



                                                     Charles Wiesel,
                                                     Chief Executive Officer


We hereby agree to the foregoing:

CELL POWER TECHNOLOGIES, INC.


By:
    ------------------------------------
        Jacob Herskovits, President and
        Chief Executive Officer


PORTAGY ACQUISITION CORP.


By:
    ------------------------------------
        Jacob Herskovits, President